Exhibit 10.8

AGREEMENT AND GENERAL RELEASE

Tyco International Ltd., and its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”) and Edward D. Breen, his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1.                                      Last Day of Employment.  Employee’s last day of employment with Employer is September 28, 2012. In addition, effective as of September 28, 2012, Employee resigns from his positions as President and Chief Executive Officer of Tyco International Ltd. and will not be eligible for any benefits or compensation after September 28, 2012, other than (i) as specifically provided in Sections 5 and 8 of the employment agreement between Tyco International Ltd. and Employee dated as of December 19, 2008 (the “Employment Agreement”), subject to the Employee’s executing, delivering and not revoking Appendix 1 hereto and (ii) with respect to Employee’s continuing role as the Chairman of the Board of Directors of Employer. Employee further acknowledges and agrees that, after September 28, 2012, he will not represent himself as being an employee, officer, trustee, agent or representative of the Employer for any purpose and will not make any public statements relating to the Employer, other than (i) general statements relating to his position, title or experience with the Employer, subject to the confidentiality provision under Section 11(a) of the Employment Agreement and (ii) in Employee’s capacity as the Chairman of the Board of Directors of Employer. In addition, effective as of September 28, 2012, and other than with respect to Employee’s continuing role as the Chairman of the Board of Directors of Employer, Employee resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Employer or any benefit plans of the Employer. These resignations will become irrevocable as set forth in Section 3 below.

2.                                      Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.  In connection with the Employee’s termination of employment, the following payments and benefits will be provided to the Employee:

(i)                                     Accrued amounts.  All Accrued Amounts (as defined in the Section 8 of the Employment Agreement).

(ii)                                  Severance Payment.  A cash lump sum payment in an amount equal to the product of (A) the sum of (1) the Employee’s base salary as of September 28, 2012; and (2) the Employee’s 2012 performance year target annual bonus or, if higher, the fiscal year 2012 annual bonus payment multiplied by (B) two.

(iii)                               FY 2012 Bonus.  The Employee’s fiscal year 2012 annual bonus under the Company’s 2004 Stock and Incentive Plan at the time that annual bonuses are paid to other senior executives, based on actual performance;

(iv)                              Health & Welfare.  Subject to the Employee’s continued co-payment of premiums, continued participation for (i) 24 months in all health and welfare plans

(including the payment of Employee’s supplemental insurance premiums by the Company) which cover the Employee (and eligible dependents) on the same terms and conditions in effect on September 28, 2012.  However, in the case of group medical benefits, (i) the continuation of such benefits shall reduce and count against the Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) and (ii) medical benefit continuation shall be limited to a period not to exceed 18 months, with the Employee to receive a lump-sum cash payment (“Medical Payment”) equal to the then-applicable COBRA monthly premium cost of such coverage multiplied by 6, such payment to be made within 30 days after the end of such 18-month period, plus a gross-up payment in an amount sufficient such that the economic benefit is the same to the Employee as if the Medical Payment were provided on a non-taxable basis to the Employee.  Employee shall have the opportunity for 6 months after the severance period to purchase continued coverage under the Company’s group term medical plans at COBRA rates.

(v)                                 Options.  All outstanding option awards granted prior to September 30, 2011 pursuant to the Company’s 2004 Stock and Incentive Plan shall be fully vested.  Furthermore, 23/48 (twenty-three forty-eighths) of the outstanding option awards granted on October 12, 2011, pursuant to the Company’s 2004 Stock and Incentive Plan shall vest. All vested outstanding option awards as of September 28, 2012 granted pursuant to the Company’s 2004 Stock and Incentive Plan shall remain exercisable for the entire term of the option.

(vi)                              Performance Stock Units.  All Performance Stock Unit Awards granted prior to September 30, 2011 shall be fully vested.  Furthermore, 11/36 (eleven thirty-sixths) of the outstanding Performance Stock Unit Awards granted on October 12, 2011 shall be vested.

(vii)                           Deferred Stock Units.  All Deferred Stock Units outstanding as of September 28, 2012, shall be fully vested and paid pursuant to the terms of the Company’s 2004 Stock and Incentive Plan and the related Award Certificate.

(viii)                        Restricted Stock Units.                      Of the Restricted Stock Units granted on December 8, 2011 and outstanding as of September 28, 2012, 9/24 (nine twenty-fourths) shall be vested.

(ix)                              Supplemental Retirement Benefit.  Pursuant to Section 6(b) of the Employment Agreement, Employee shall receive, in a lump sum, a Supplemental Retirement Benefit upon reaching age 60, which, due to Employee’s resignation for Good Reason, is not subject to the reduction in the Supplemental Retirement Benefit provided under Section 6(b)(ii) of the Employment Agreement.

(x)                                 Employee’s participation in the Tyco International Supplemental Savings and Retirement Plan (SSRP) will cease on Employee’s last day of employment, and Employee shall receive his balances in the SSRP and the Tyco International Supplemental Executive Retirement Plan upon reaching age 60.

(xi)                              Employer shall pay premiums on the life insurance policy maintained in the name of and owned by Employee for a period of two years beyond the last day of employment.

(xii)                           Employer shall pay premiums under (i) an individual disability policy maintained for Employee, and (ii) an excess disability policy maintained for Employee, both for a period of two years beyond the last day of employment, at which time Employee may continue such policies at his own election and his own expense.

(xiii)                        Employer shall pay the remaining premiums on the long-term care policy maintained for Employee and his spouse after Employee’s last day of employment, and such policy shall be paid in full and continue to inure to the benefit of Employee and his spouse.

(xiv)                       Tax-Gross Up Payment.  The tax/gross-up payment pursuant to Section 6(d) of the Employment Agreement related to awards granted pursuant to the Company’s 2004 Stock and Incentive Plan prior to December 31, 2008.  Furthermore, in addition to the Company’s obligations under Section 6(d) of the Employment Agreement, the Company will at all times (notwithstanding the expiration or termination of the Employment Agreement) indemnify and hold harmless Employee from liabilities arising from the assessment of interest and penalties by the New York State Department of Taxation and Finance and related costs and expenses, including, without limitation, reasonable professional fees and expenses, arising out of or resulting from the New York State tax treatment of distributions received by Employee from the Deferred Stock Units as reported on his New York State Income Tax Return filed for the taxable year or years in which they are distributed to him.

3.                                      Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Tyco International Ltd. and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the CHIEF HUMAN RESOURCES OFFICER, or his or her designee, or mailed to Tyco International Ltd., 9 Roszel Road, Princeton, New Jersey 08540-6205, Attention: CHIEF HUMAN RESOURCES OFFICER and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.                                      General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•                                          The National Labor Relations Act, as amended;

•                                          Title VII of the Civil Rights Act of 1964, as amended;

•                                          The Civil Rights Act of 1991;

•                                          Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                                          The Employee Retirement Income Security Act of 1974, as amended;

•                                          The Immigration Reform and Control Act, as amended;

•                                          The Americans with Disabilities Act of 1990, as amended;

•                                          The Age Discrimination in Employment Act of 1967, as amended;

•                                          The Older Workers Benefit Protection Act of 1990;

•                                          The Worker Adjustment and Retraining Notification Act, as amended;

•                                          The Occupational Safety and Health Act, as amended;

•                                          The Family and Medical Leave Act of 1993;

•                                          The STATE Civil Rights Act, as amended;

•                                          The STATE Minimum Wage Law, as amended;

•                                          Equal Pay Law for STATE, as amended;

•                                          Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•                                          Any public policy, contract, tort, or common law; or

•                                          Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) the Employee’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to September 28, 2012 with regard to his service as an officer of the Employer (including, without limitation, under Sections 19 and 20 of the Employment Agreement); (ii) the Employee’s rights of indemnification and directors and officers liability insurance coverage to which he will continue to be entitled to as the Chairman of the Board of Directors of Employer; (iii) the Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Employer or under COBRA; (iv) the Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; and (v) the Employee’s rights as a stockholder.

5.                                      No Claims Permitted. Employee waives his right to file any charge or complaint against Employer arising out of his employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6.                                      Affirmations. Employee affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Sections 5 and 8 of the Employment Agreement. Employee also affirms he has no known workplace injuries.

7.                                      Confidentiality; Cooperation; Return of Property. Employee agrees not to disclose any information regarding the circumstances surrounding the cessation of his employment, or the existence, terms, or conditions of this Agreement and General Release, to any person or entity whatsoever, including without limitation, any members of the media (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, or Internet media) or any Internet web page or “chat room,” or any other entity or person, with the exception of Employee’s spouse, accountant, tax advisor, and/or attorneys. Notwithstanding the aforementioned provision, nothing herein shall preclude Employee from divulging any information to any agency of the federal, state, or local government pursuant to any regulatory requirement or pursuant to an official request by such government agency or pursuant to court order (provided that the Executive provides the Employer with prior notice of the contemplated disclosure and reasonably cooperates with the Employer at its expense in seeking a protective order or other appropriate protection of such information). Employee agrees to reasonably cooperate with the Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Employer will reimburse the Employee for any reasonable pre-approved out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Employer. Employee represents that he has returned to the Employer all property belonging to the Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards that will not be used in his capacity as Chairman.

8.                                      Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.                                      Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.                               Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.                               Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect. Employee acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

TYCO INTERNATIONAL LTD.

Date:	September 28, 2012	By:	/s/ Lawrence Costello
Senior Vice President of Human Resources

Date:	September 28, 2012	By:	/s/ Edward Breen
EDWARD BREEN

Mr. Edward D. Breen

Re:                             Agreement and General Release

Dear Ed:

This letter confirms that on DATE, I personally sent to you the enclosed Agreement and General Release. You have until DATE to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Regards,

Senior Vice President of Human Resources
Tyco International Ltd.

APPENDIX 1

CHIEF HUMAN RESOURCES OFFICER

Tyco International Ltd.

Re:                             Agreement and General Release

Dear NAME,

On [date] I executed an Agreement and General Release between Tyco International Ltd. and me. I was advised by Tyco International Ltd., in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

More than seven (7) calendar days have expired since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of it. Therefore, in accordance with the terms of our Agreement and General Release, I request payment of the monies and benefits described in Sections 5 and 8 of the Employment Agreement.

Regards,

Signed:
Edward D. Breen